Exhibit 10.15
2010 EXECUTIVE OFFICER INCENTIVE PLAN
1. The Plan
The Executive Officer Incentive Plan (“EOIP”) of Fuel Tech, Inc., a Delaware corporation, (the “Company”), is designed to provide each Participant (as that term is defined in Paragraph 3 below) with financial incentives based upon Company financial results, measured in terms of modified EBIT as defined below (“EBIT”), Revenues and Air Pollution Control (APC) segment backlog (“APC Backlog” or “Backlog”). The EOIP is an annual bonus plan based on successive fiscal year performance periods commencing January 1, 2010, with payouts based on each fiscal year’s performance.
2. The Plan Supersedes All Prior Incentive Compensation Programs
This EOIP supersedes and replaces all prior incentive compensation programs for all Participants.
3. Eligibility to Participate
The Company’s Chief Executive Officer, Chief Financial Officer, and Executive Vice President of Marketing and Sales shall each be a Participant in the EOIP. The Committee (as that term is defined below), in its business discretion, may subjectively decide to designate additional full-time senior management employees of the Company to be Participants in the EOIP after consideration of the recommendations of the Company’s Chief Executive Officer. The addition of new full-time senior management employees to the EOIP would require modification to the EOIP’s formulaic funding or payout mechanics, subject to approval by the Committee.
Participants must be employed on the last day of a fiscal year (December 31) in order to be eligible for a payout under the EOIP based on that fiscal year’s performance. No amounts will be deemed earned or payable under the EOIP by any Participant whose employment with the Company ends on or before the last day of the fiscal year. A Participant deemed to be eligible for a payout in accordance with the provisions of the EOIP for a given fiscal year, need not be employed on the day of a bonus payout under this EOIP for such fiscal year in order to be eligible for the payout.
Notwithstanding the preceding paragraph, if, during a fiscal year in which the EOIP is in effect, a Participant’s employment with the Company is involuntarily terminated: (a) not for cause by the Company, or (b) on account of the Participant’s death, or (c) on account of the Participant’s disability (as that term is defined below), then to the extent and at the time the Company determines there shall be a payout for that fiscal year under the EOIP, the affected Participant shall be eligible for a pro rata EOIP payment (or, in the case of death, to that employee’s estate) in accordance with the applicable calculations of Section 4, “EOIP Payouts” and subject to all the other provisions of the EOIP. Such pro rata payment shall equal the product obtained by multiplying (a) the payout amount for the affected Participant determined in accordance with Section 4 below, by (b) a fraction, the numerator of which shall equal the number of calendar days during which the affected Participant was employed by the Company during such fiscal year, and the denominator of which shall equal 365.
Any funds not paid out to a Participant under the EOIP, whether due to voluntary termination of employment, termination of employment for cause or otherwise, will automatically revert back to the Company.
“Disability” means that the Participant, after exhausting any applicable leave available under the Company’s policies, is unable because of physical or mental condition to perform the essential functions of the Participant’s position, with or without a reasonable accommodation.

4. EOIP Payouts
EOIP payouts are based on the Company’s performance for three financial metrics — EBIT, Revenues and APC Backlog. An “Incentive Pool” may or may not be created dependent on the Company’s financial performance pertaining to all or some of those metrics during the fiscal year. If the Incentive Pool is created, each Participant is then awarded that Participant’s designated portion of the Incentive Pool on or about March 15 in the year following the fiscal year earned. The methodology for calculating EOIP payouts to Participants is more fully described below. Amounts shall be paid no later than the 15th day of the third month following the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.
A percentage of EBIT is set aside in an Incentive Pool with respect to each fiscal year to provide for bonus payments under this EOIP based on performance in the following three categories: (i) EBIT, (ii) Revenue and (iii) APC backlog. The percentage of EBIT that is set aside based on the Company’s actual level attained in each of these three categories shall be determined by the Committee after consideration of the recommendations of the Company’s Chief Executive Officer.
No amounts shall be payable under this EOIP for any fiscal year unless the Company has achieved the established minimum threshold of EBIT for such fiscal year. Accordingly, if the Company’s financial performance for the fiscal year falls below the established minimum threshold of EBIT, there is no payout under the EOIP of any kind, regardless of the annual Revenue or year-end APC Backlog amounts achieved.
Once the Company’s minimum threshold of EBIT is met, the percentage of EBIT set aside in the Incentive Pool rises pro rata incrementally based on actual Company performance in each of the EBIT, Revenues, and Backlog financial metrics subject to an overall Incentive Pool funding percentage upper limit cap, all as shown in the chart below. The payout formula for a Participant is shown in the chart below.
Executive Officer Incentive Plan Mechanics

			Increment
	Minimums	Funding %	Value	Incremental %	% Cap
EBIT, as defined	$2,000	1.0%	$500	0.188%	3.25%
Revenue	$75,000	0.5%	$2,500	0.125%	1.50%
Backlog	$30,000	0.5%	$2,500	0.125%	1.50%

		2.0%			6.25%
Executive Officer Plan Incentive Summary

Title	Percentage of Pool
Chief Executive Officer	50.0%
Chief Financial Officer	25.0%
EVP, Marketing & Sales	25.0%

100.0%
5. Definitions of Key Terms
     (a.) APC Backlog

For purposes of this EOIP, the term “APC Backlog” refers generally to revenue to which the Company has a legally binding, contractual right, and which is associated with its APC product line, and that has not yet been recognized in the Company’s profit and loss statement, but shall be as determined by the Company, in its sole discretion.
     (b.) Committee
The term “Committee” as used in this EOIP means the Compensation & Nominating Committee of the Company’s Board of Directors or such other Committee as may from time to time succeed or perform the functions of that Committee.
     (c.) EBIT
For purposes of this EOIP, the term “EBIT” refers generally to earnings before interest expense, taxes, profit sharing plan contributions, sales commissions and incentive pay, but shall be as determined by the Company, in its sole discretion, with the assistance of its accountants.
     (d.) Revenue
For purposes of this EOIP, the term “Revenue” refers to the Company’s net sales, but shall be as determined by the Company, in its sole discretion.
6. Other Conditions
     (a.) No Alienation of Awards
Payouts under this EOIP may not be assigned or alienated, except that payouts earned and payable may be assigned under the laws of descent and distribution of the Participant’s domicile.
     (b.) No Right of Employment
Neither the EOIP nor any action taken under the EOIP shall be construed, expressly or by implication, as either giving to any Participant the right to be retained in the employ of the Company or any affiliate, or altering or limiting the employment-at-will relationship between the Company and any Participant.
     (c.) Taxes, Withholding
The Company or any affiliate shall have the right to deduct from any payout under the EOIP any applicable federal, state or local taxes or other amounts required by applicable law, rule, or regulation to be withheld with respect to such payment.
     (d.) Code Section 409A
The EOIP is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
7. Plan Administration; Effectiveness for any Fiscal Year
     (a.) Administration

The EOIP shall be administered by or under the authority of the Committee which shall have the full discretionary power to administer and interpret this EOIP and to establish rules for its administration.
     (b.) Effectiveness
The EOIP will not be deemed effective for any fiscal year until such time, if any, as the determination of the EOIP EBIT, Revenues, and Backlog minimum targets and Incentive Pool funding percentage amounts contemplated by Paragraph 4 above have been released for communication to EOIP participants, which date shall be no later than March 15th of each fiscal year.
8. Reservation of Rights, Governing Law, Contract Disclaimer
The Company reserves the right to amend or cancel the EOIP in whole or in part at any time without notice. There can be no guaranty that the EOIP will be in effect in any subsequent fiscal year. The Company also reserves the right to decide all questions and issues arising under the EOIP and its decisions are final. The EOIP shall be construed in accordance with and governed by the laws of the State of Illinois. The EOIP is a statement of the Company’s intentions and does not constitute a guarantee that any particular EOIP payment amount will be paid. It does not create a contractual relationship or any contractually enforceable rights between the Company or its wholly owned subsidiaries and the Participant.

4